Exhibit 99.1

Schlumberger Announces Fourth-Quarter and Full-Year 2013 Results

Schlumberger Limited

Full-Year Results

Houston, January 17, 2014 – Schlumberger Limited (NYSE:SLB) today reported full-year 2013 revenue from continuing operations of $45.27 billion versus $41.73 billion in 2012.

Full-year 2013 income from continuing operations attributable to Schlumberger, excluding charges and credits, was $6.33 billion, representing diluted earnings-per-share of $4.75 versus $4.01 in 2012.

Fourth-Quarter Results

Fourth-quarter 2013 revenue was $11.91 billion versus $11.61 billion in the third quarter of 2013, and $11.08 billion in the fourth quarter of 2012.

Income from continuing operations attributable to Schlumberger, excluding charges and credits, was $1.79 billion—an increase of 4% sequentially and an increase of 28% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $1.35 versus $1.29 in the previous quarter, and $1.04 in the fourth quarter of 2012.

Schlumberger recorded charges of $0.09 per share in the fourth quarter of 2013 versus $0.06 per share in the fourth quarter of 2012. Schlumberger did not record any charges or credits in the third quarter of 2013.

Oilfield Services revenue of $11.91 billion was up 3% sequentially and increased 7% year-on-year. Oilfield Services pretax operating income of $2.60 billion was up 4% sequentially and increased 23% year-on-year.

Schlumberger CEO Paal Kibsgaard commented, “We ended 2013 with revenue of more than $45 billion, up 8%, and growing for the fourth consecutive year. International Area revenue grew by $3.2 billion, or 11%, from higher exploration and development activity—both offshore and in key land markets. In North America, we demonstrated continued resilience to the challenges of the land markets by growing the business by close to $400 million, or 3%, aided by our strong position in the offshore market, particularly in the US Gulf of Mexico. Full-year pretax operating income grew 15%, with International delivering a 24% increase and International margin expanding by more than 200 basis points for the second consecutive year to reach 22.2% while still posting a margin of 19.7% in North America.

Our fourth-quarter results were driven by solid activity in key international markets and strong year-end product, software and multiclient seismic sales in almost all areas. Growth was strongest internationally, where revenue set a new record high, but all Areas recorded sequential growth underpinned by the quality and efficiency of our execution. Overall results were, however, impacted by the temporary shutdown of activity in South Iraq and seasonal slowdowns in North America, the North Sea, Russia and China.

Geographical results were led by the Middle East & Asia, with continuing strength in the key markets of Saudi Arabia and the United Arab Emirates as well as in exploration activity in Malaysia and Australia. Deepwater exploration work and strong project management activity in Argentina and Ecuador led Latin America higher, while

Europe/CIS/Africa made progress through significant activity in Angola, Azerbaijan and Turkmenistan. In North America, deepwater activity in the Gulf of Mexico continued to be strong, while on land increased service intensity, improved efficiency, market share gains, and new technology uptake was again offset by further pricing weakness in most product lines.

Among the Technologies, year-end sales most benefited the Production and Reservoir Characterization groups. Software and multiclient license sales were more than sufficient to offset seasonal effects in WesternGeco and Wireline activity as seismic surveys and exploration drilling projects were completed in northern regions. Underlying activity was robust for the Drilling Group on international demand in key markets and grew in Mexico, Saudi Arabia and Iraq for integrated project management work. New technology sales remained strong across all groups, offering select opportunities for higher pricing in a competitive international market.

The overall global economic outlook continues largely unchanged, with fundamentals continuing to improve in the U.S., and Europe seemingly set for stronger growth. These positive effects should overcome lower growth in some developing economies and support a continuing rebound in the world economy. Largely as a result, forecasts for oil demand in 2014 have been revised upwards to reach the highest demand growth in several years. Supply is expected to keep pace with demand, with the market, therefore, remaining well balanced. Natural gas prices internationally should be supported by demand in Asia and Europe. In the U.S., we see no change in fundamentals, with any meaningful recovery in dry gas drilling activity some way out in the future.

The quality of our results in 2013 was driven by strong new technology sales and an unwavering focus on execution and resource management. With E&P spending expected to grow further in 2014, led by international activity and continuing strength in deepwater US Gulf of Mexico, we remain positive about the year ahead on the back of a well-balanced business portfolio, wide geographical footprint and strong operational, organizational, and executional capability.”

Other Events

•	During the quarter, Schlumberger repurchased 11.9 million shares of its common stock at an average price of $89.67 per share for a total purchase price of $1.07 billion.

•	On January 16, 2014, the Board of Directors approved a 28% increase in the quarterly dividend. The next quarterly dividend, which will increase to $0.40 per share of outstanding common stock, is payable on April 11, 2014 to stockholders of record on February 19, 2014.

Oilfield Services

Full-Year Results

Full-year 2013 revenue of $45.27 billion increased 8% over 2012 with the International Areas growing by 11% and the North America Area by 3%. Revenue grew for the fourth consecutive year setting a new record for the company.

On a segment basis, revenues from the Reservoir Characterization and Drilling Groups increased 10% and 9%, respectively. The increase in Reservoir Characterization revenue resulted from market share gains and higher exploration activity in both offshore and key international land markets that benefited Testing Services, WesternGeco, Wireline and Schlumberger Information Solutions (SIS). Drilling Group revenue increased from robust demand for Drilling & Measurement services as offshore drilling activity strengthened in the US Gulf of Mexico, Sub-Saharan Africa, Russia and in the Middle East & Asia Area. Revenue increased also in key international land markets in Saudi Arabia, China and Australia on higher rig count. Production Group revenue was up 8%, mostly from Well Intervention, Completions, Artificial Lift, Schlumberger Production Management (SPM) and Well Services activities in the international GeoMarkets.

By Area, International revenue of $30.93 billion increased $3.15 billion from higher exploration and development activity in a number of GeoMarkets—both offshore and in key land markets. The increase was led by the Middle East & Asia Area, which grew 23% from an expanding portfolio of projects and activities in Saudi Arabia, Iraq, and the United Arab Emirates; increased seismic surveys together with exploration and development work across Asia; and sustained land and offshore drilling activity in the Australasia and China GeoMarkets. Europe/CIS/Africa Area increased 8%, led by the Russia and Central Asia region on strong land activity in West Siberia and robust offshore projects in Sakhalin. The Sub-Saharan Africa region also contributed to growth with strong exploration and development activity. Latin America Area was 3% higher, mainly due to solid progress on SPM projects in Ecuador and strong Integrated Project Management (IPM) activity in Argentina. North America Area revenue of $13.90 billion grew 3%, driven by offshore activity where revenue was up 18%, while land revenue declined 2%. The increase in offshore revenue resulted from higher drilling and exploration activity as the rig count grew by 12%. Land businesses continued to experience pricing weakness in drilling, stimulation and wireline services, although the effect of this was partially offset by increased service intensity, improved efficiency, market share gains, and new technology penetration.

Full-year 2013 pretax operating income of $9.34 billion increased $1.23 billion, or 15%, as International pretax operating income of $6.88 billion increased 24% while North America pretax operating income of $2.7 billion was flat year-on-year.

Pretax operating margin of 20.6% increased 119 basis points (bps) year-on-year, as International pretax operating margin expanded 225 bps to 22.2% while North America pretax operating margin contracted 55 bps to 19.7%. The expansion in International margin was due to increased high-technology exploration, seismic and deepwater activity. Middle East & Asia margin posted a 309 bps improvement to reach 25.0%, Europe/CIS/Africa increased by 132 bps to 20.9%, and Latin America grew by 214 bps to 20.5%. North America margin contraction was due to pricing weakness on land although this was partially offset by continued expansion of offshore margin that recorded a five-year high. By segment, Reservoir Characterization Group pretax operating margin expanded 228 bps to 29.8%, Drilling Group increased by 156 bps to 19.1%, and Production Group improved by 72 bps to 16.4%. Growth in pretax operating margin for the Reservoir Characterization and Drilling Groups was the result of higher-technology exploration activities in North America offshore and in the international markets. Production Group margin expanded on improving profitability in SPM, Completions and Artificial Lift but this was offset by lower margin for Well Services as a result of pricing pressure—primarily in North America.

Fourth-Quarter Results

Fourth-quarter revenue of $11.91 billion increased $298 million or 3% sequentially, and grew 7% year-on-year. Approximately 75% of the sequential revenue increase came from the year-end surge in product and software sales, and 25% came from higher multiclient seismic sales. International Area revenue of $8.15 billion grew $235 million or 3% sequentially, while North America Area revenue of $3.65 billion increased $47 million or 1% sequentially. Fourth-quarter revenue continued to set a new high for both North America and the International Areas

Sequentially, Reservoir Characterization Group revenue grew 1% to $3.25 billion, while Drilling Group revenue of $4.50 billion was 2% higher. Production Group revenue increased 5% sequentially to $4.22 billion. The increase in Reservoir Characterization Group revenue resulted mainly from robust international end-of-year SIS software sales and an increase in WesternGeco multiclient sales. This increase, however, was largely offset by a sharp seasonal decline in WesternGeco Marine revenue on lower vessel utilization following completion of surveys in Norway and Canada. Wireline also declined sequentially on the conclusion of exploration projects in Eastern Canada and East Africa together with the seasonal slowdown in Russia. Drilling Group revenue increased on international demand for Drilling & Measurements and M-I SWACO technologies in Mexico and Russia & Central Asia as well as in the Middle East & Asia Area. Stronger IPM project activity in Mexico, Saudi Arabia and Iraq also contributed to the increase. The increase in Production Group revenue resulted primarily from stronger Completions and Artificial Lift product year-end sales. Well Intervention Services declined mainly in North America land, while Well Services revenue grew primarily from higher activity in international markets. Well Services stage count in North America land also increased, but revenue declined from persistent pricing weakness as a result of the continuing hydraulic horsepower oversupply.

Sequentially by Area, Middle East & Asia led the increase with revenue of $2.94 billion growing 5%, mainly from the continued increase in drilling activity and the start of new IPM projects in Saudi Arabia; strong product sales and increased seismic activity in the United Arab Emirates; strong product and year-end software sales in Kuwait; strong land and offshore exploration activity in the Australasia and Thailand & Myanmar GeoMarkets; and increased WesternGeco marine vessel activity in the Brunei, Malaysia & Philippines GeoMarket. The increase, however, was partially reduced by a decline in revenue in Iraq from the temporary shut-down in operations linked to a security incident. In Latin America, revenue of $2.00 billion increased 3%, led by Mexico and Central America on robust deepwater exploration in addition to stronger land-based project activities. Strong IPM fracturing and drilling activity in Argentina and solid progress on SPM projects in Ecuador also contributed to the increase. Europe/CIS/Africa revenue of $3.21 billion increased 1% mainly due to robust product and software sales across the Area particularly in Continental Europe; significant testing and seismic activities in Angola; and increased offshore seismic and drilling in Azerbaijan and Turkmenistan. The increase, however, was partially reduced by seasonally lower activity in Russia and decreased WesternGeco vessel utilization following the seasonal transit of vessels out of the North Sea. North America revenue of $3.65 billion increased 1% sequentially. Land continued to experience pricing weakness in drilling, stimulation and wireline services, although the effect of this was offset by increased service intensity, improved efficiency, market share gains, new technology uptake and business expansion. Offshore revenue declined following seasonal completion of seismic and exploration campaigns in Eastern Canada while revenue in the US Gulf of Mexico grew on higher drilling and testing activities.

Fourth-quarter pretax operating income of $2.60 billion was up 4% sequentially, and increased 23% year-on-year. International pretax operating income of $1.92 billion increased 4% sequentially, while North America pretax operating income of $716 million declined 2% sequentially. Fourth-quarter pretax operating income also set a new high, driven by the International Areas.

Sequentially, pretax operating margin of 21.9% increased 37 bps, as International pretax operating margin expanded 23 bps to 23.5%. Middle East & Asia and Europe/CIS/Africa margins were steady at 26.1% and 22.6%, respectively, while Latin America expanded 59 bps to reach 21.2% on higher-margin exploration drilling and project activity. North America pretax operating margin declined 67 bps to 19.6% due to a seasonal holiday slowdown in activity and continued pricing weakness on land. Sequentially by segment, Reservoir Characterization Group pretax operating margin expanded 132 bps to 31.7% due to strong end-of-year sales of SIS software and WesternGeco multiclient licenses, while the pretax operating margins of the Drilling and Production Groups were 19.6% and 17.3%, respectively.

Reservoir Characterization Group

Fourth-quarter revenue of $3.25 billion increased 1% sequentially, and grew 5% year-on-year. Pretax operating income of $1.03 billion was 5% higher sequentially, and increased 16% year-on-year.

Sequentially, the increase in revenue was mainly driven by robust international end-of-year SIS software sales and an increase in WesternGeco multiclient sales. These increases, however, were largely offset by the sharp seasonal decline in WesternGeco Marine revenue on lower vessel utilization following completion of surveys in Norway and Canada. Wireline also declined sequentially on the completion of exploration projects in Eastern Canada and East Africa, and the seasonal slowdown of activity in Russia.

Pretax operating margin of 31.7% increased 132 bps sequentially, and 309 bps year-on-year. The sequential increase from strong end-of-year sales of SIS software and WesternGeco multiclient licenses was partially offset by lower WesternGeco Marine vessel utilization and decreased Wireline high-technology activity following completion of exploration projects.

A number of technology highlights across the Reservoir Characterization Group contributed to the fourth-quarter results.

Offshore India, Wireline MDT* modular formation dynamics tester and Saturn* 3D radial probe technologies in combination with the InSitu Fluid Analyzer* system were used for the Oil and Natural Gas Corporation (ONGC) to obtain reservoir measurements in the Mumbai High South field. The larger flow area of the Saturn elliptical probe allowed formation fluid sampling at a mobility below 0.1 mD/cP, which enabled completion of a comprehensive formation test, downhole fluid analysis and fluid sampling program in the low permeability reservoir sections. The Saturn probe design also provided improvements in operational efficiency, enabling ONGC to save up to 75% in fluid sampling time compared with conventional formation testing methods.

In Indonesia, Wireline MDT modular formation dynamics tester packer technologies were used for KrisEnergy to obtain interval pressure transient testing data and fluid samples in an exploration well. The dual-packer technique delivered excellent pressure transient data with minimal pressure drop during the pump-out periods. The combination of MDT technology and the InSitu Fluid Analyzer* system helped identify a gas-bearing zone and collect PVT-quality gas samples for further analysis. The real-time monitoring capability of the Wireline technologies enabled rapid decisions to achieve the best quality reservoir data, all within a four-hour timeframe.

Offshore Atlantic Canada, Wireline deployed a suite of evaluation technologies in three exploration wells drilled by Statoil in 2013. The Litho Scanner* high-definition spectroscopy tool was run for the first time for Statoil and used to determine mineralogy and Total Organic Carbon. The MDT modular formation dynamics tester configured with Quicksilver Probe* technology, and the InSitu Fluid Analyzer and dual packer systems enabled interval pressure transient testing and fluid sampling to be conducted in the same run. These techniques were used to determine reservoir properties and the pressure profile within the reservoir. In addition, walkaway seismic profiling using VSI* versatile seismic imager technology was used to better calibrate the wells to seismic. The Wireline technology combination gave Statoil the necessary information to evaluate their Harpoon and Bay du Nord discoveries.

Offshore Tanzania, BG Group used a combination of Rt Scanner* and MR Scanner* technologies with the aim of helping lower the risk of bypassed pay in deepwater East Africa. The approach was corroborated by high-quality PVT samples using Quicksilver Probe low contamination sampling and resulted in further evaluation of the structure. The zones identified were tested at 60 MMscfd.

In Venezuela, Wireline PowerJet Nova* extradeep penetrating shaped charge technology was used for PDVSA to improve production from wells in the Monagas region. The re-perforating campaign was conducted successfully and led to an increase in oil production of more than 350%, or 17,500 bbl/d of incremental production, which exceeded expectations.

In the Bakken shale play in North Dakota, a combination of Schlumberger technologies was specifically designed for use by Continental Resources to execute the largest ever downhole microseismic monitoring operation in the history of the industry. The hydraulic fracture growth and optimum well spacing were tested in the Bakken and

Three Forks formations using three Wireline VSI* versatile seismic imager receiver arrays simultaneously conveyed in three wells using TuffTRAC* cased hole services technology. The VSI technology acquired high quality data over 3,000 ft from the location of the microseismic events. The operation was successfully completed in 63 days and included 293 fracturing stages with the Wireline monitoring services efficiently conveyed in excess of 300,000 lateral ft.

In Germany, the WesternGeco Amazon Warrior was launched at the Flensburg shipyard, with the project on time and on budget. Amazon-class vessels feature the world’s first custom-built hull and propulsion system, developed exclusively for seismic operations using a WesternGeco proprietary design. The vessel is expected to be completed in Q1 2014 and begin operations in Q2.

In Russia, IG Seismic Services Ltd (IGSS) has purchased its third WesternGeco UniQ* integrated point-receiver land seismic system, and will be deploying over 70,000 UniQ broadband point-receiver recording channels on projects for their customers in Russia this winter season.

ConocoPhillips has awarded Schlumberger a global licensing agreement to implement the Techlog* wellbore software platform in all of its operating units worldwide. The Techlog platform will enable standardization of petrophysical and geological well data analysis across the customer’s business units. The agreement also includes a comprehensive training and deployment program designed to effectively support global implementation.

In the UAE, Schlumberger technologies and petrotechnical expertise assisted Dragon Oil in a challenging reservoir study in the Lam Main asset in the Cheleken Block in Turkmenistan. SIS MEPO* multiple realization optimizer software with the help of experimental designs and workflow optimization techniques enabled the customer to evaluate the full range of options for asset development and production challenges, and to mitigate risk and improve reservoir management decisions. MEPO technology and associated workflows enabled Dragon Oil to generate history-matched models in two months, compared to the six to eight months using conventional methods and provided the customer with a higher level of confidence in its development plan.

Drilling Group

Fourth-quarter revenue of $4.50 billion was up 2% sequentially and grew 9% year-on-year. Pretax operating income of $880 million was 2% lower sequentially, but increased 28% year-on-year.

Sequentially, revenue increased on international demand for Drilling & Measurements and M-I SWACO technologies in Mexico and Russia & Central Asia as well as in the Middle East & Asia Area. Stronger IPM project activity in Mexico, Saudi Arabia and Iraq also contributed to the increase.

Sequentially, pretax operating margin declined 69 bps to 19.6% but increased 288 bps year-on-year. The sequential decline was due to operational start-up delays and the geographical mix of activity.

A number of Drilling Group technologies contributed to the fourth-quarter results.

In China, Schlumberger Drilling Group technologies were deployed for CNOOC (Tianjin Branch) to drill three infill wells in the offshore SZ36-1 field, known for its complex geology and challenging unconsolidated formations. The combination of Drilling & Measurements PowerDrive Archer* high build rate rotary steerable and EcoScope* multifunction logging-while-drilling technologies, with a customized Smith polycrystalline diamond compact (PDC) bit and i-DRILL* engineered drilling system design, enabled the wells to be placed accurately in the pay zone. This technology combination delivered a 130% average rate of penetration (ROP) improvement over conventional drilling systems.

Also in China, Drilling & Measurements deployed StethoScope* formation pressure-while-drilling technology for Energy Development Corporation (China), Inc. (EDC), a joint venture between Sinopec and Noble Energy, on an offshore well in the Shengli oilfield. A total of 61 pressure tests identified 12 fluid gradients. The pressure gradient information from this job helped EDC identify up to 55 m of new potential low-resistivity pay zones, which have been ignored in the past when evaluated using only petrophysical log data.

In Malaysia, Drilling & Measurements technologies were deployed for Petronas Carigali Sdn. Bhd. to drill a horizontal injector well in a formation with thin, depleted sands. Combination of PowerDrive* rotary steerable, PeriScope* bed boundary mapping, EcoScope multifunction logging-while-drilling, and StethoScope formation pressure-while-drilling technologies enabled Petronas Carigali to accurately place the well within the thin target zone, while securing valuable real-time formation pressure measurements in the highly depleted sands. Periscope technology mapped the top and bottom boundaries continuously, successfully guiding the steering of the well within the 1-m target zone and resulting in 100% sand exposure.

Offshore Gabon, Schlumberger Drilling Group technologies were deployed for Total to drill an ultra-deepwater exploration well in a pre-salt play. Drilling & Measurements PowerV* vertical drilling rotary steerable technology was used to maintain verticality of the well. In the reservoir section, the combination of PowerDrive vorteX* powered rotary steerable technology and customized Smith bits drilled the well section efficiently, 30% ahead of the planned time. Overall, the combination of these technologies, together with flawless execution, led to zero non-productive time under challenging pre-salt conditions.

In Namibia, Drilling & Measurements seismicVISION* seismic-while-drilling technology was deployed for HRT Africa Petroleo S.A. (HRT) on three deepwater exploration wells in the Orange and Walvis basins. The seismicVISION technology provided real-time data for the PetroTechnical Services InterACT* global connectivity service, which was used to provide continuous updates of the drill bit position on the seismic section to the Petrel* E&P software platform. The real-time, look-ahead vertical seismic profile image enabled HRT to visualize key formation tops ahead of the bit, which helped make confident drilling decisions by eliminating depth uncertainty, which in some cases, exceeded 100 m.

In the UK sector of the North Sea, Schlumberger Drilling Group Technologies and Petrotechnical Engineering Center expertise helped EnQuest drill an 8 1/2-in well section with a reduced four-man offshore crew, supported by two engineers in the Schlumberger Operations Support Center in Aberdeen. Drilling & Measurements PowerDrive Xceed* rotary steerable, EcoScope multifunction logging-while-drilling, StethoScope formation pressure-while-drilling, and sonicVISION* sonic-while-drilling technologies provided the drilling efficiency to enable the successful remote operations which led to a reduction of two people on board the space-limited offshore platform.

In Russia, Schlumberger Drilling Group Technologies established a new field record for Eriell while drilling an 8 5/8-in well section in the Samburgskoe field in the Novy Urengoy region. Drilling & Measurements PowerDrive vorteX* powered rotary steerable technology with a customized Smith PDC bit achieved a rate of penetration of 41.4 m/h and meterage of 1,968 m, which represent the best results in the field.

In Kazakhstan, Schlumberger Drilling Group Technologies established a new record for Zhaikmunai LLP while drilling the 11 5/8-in section of a well in the Chinarevskoe field. A combination of Drilling & Measurements PowerDrive X6* rotary steerable technology and a customized Smith PDC bit with ONYX* cutter technology enabled the entire section to be drilled in a single run at an average rate of penetration of 21.9 m/h, representing the best field result to date.

In Russia, Schlumberger deployed Stinger* conical diamond element technology on a Smith customized drill bit for VCNG, a Rosneft company, to drill a 12 1/4-in well section in the East Siberia Verchnechonskoe field. The drill bit increased the drilling ROP by over 63% compared to the best offset well in the same field, and showed minimum wear. In addition, the entire 12 1/4-in section was drilled in a single run at an average ROP 140% higher compared to conventional PDC bits.

In the Caspian Sea, Drilling Group Technologies performed a successful underreaming-while-drilling operation for BP Azerbaijan in a complex, extended-reach well offshore Baku. The combination of Drilling Tools & Remedial Rhino XC* on-demand hydraulically actuated reamer and customized Smith PDC bit with ONYX II* cutter technology enabled rapid reamer activation and deactivation from surface—helping overcome various technical challenges including equivalent circulating density control. A post-run analysis indicated that the Rhino XC and ONYX cutter technologies met all operational objectives and, upon inspection, showed minimum wear. This job was the first non-ball, multiactivation/deactivation underreamer run in the Caspian Sea basin.

Production Group

Fourth-quarter revenue of $4.22 billion increased 5% sequentially, and grew 8% year-on-year. Pretax operating income of $730 million was 3% higher sequentially, and increased 26% year-on-year.

The increase in revenue resulted primarily from stronger Completions and Artificial Lift product year-end sales coupled with new technology uptake and business expansion. Well Intervention Services declined mainly in North America land, while Well Services revenue grew primarily from higher activity in international markets. Well Services stage count in North America land also increased, but revenue declined from the persistent pricing weakness resulting from the continued hydraulic horsepower oversupply.

Sequentially, pretax operating margin of 17.3% was essentially flat but increased 244 bps year-on-year. The sequential result was attributable to the favorable impact of year-end Completions and Artificial Lift product sales and improved SPM profitability being fully offset by continued Well Services pricing weakness and decline in Well Intervention Services activity.

Highlights during the fourth quarter included successes for a number of Production Group technologies.

In Russia, PetroStim, a Schlumberger joint venture, conducted the first multistage stimulation treatment for Gazpromneft Orenburg in the eastern part of the Orenburg oil and gas condensate field. The five-stage stimulation treatment was executed along a 600-m horizontal section of a well drilled in a very tight carbonate formation. As a result, the well’s average initial production was approximately 500 bbl/d, twice that expected.

In Kuwait, after Schlumberger jointly evaluated several candidate wells with Kuwait Oil Company (KOC), the upper Burgan reservoir in the Sabriyah field was stimulated using Well Services HiWAY* flow-channel fracturing technology. Following the analysis of the DataFRAC* fracture data determination service, the pump schedule was finalized and the treatment successfully executed as per the design. Post-job, the well flow-tested at approximately 1,000 bfpd with 20% water cut, delivering about 400 bopd of additional incremental oil above initial expectations. This was the first application of the HiWAY technique in Kuwait and, based on these results, a second job is being scheduled in the nearby Raudhatain field.

In Kuwait, Well Intervention Blaster* services were used for Kuwait Oil Company in the stimulation treatment of a newly drilled well in the tight Ratawi limestone formation. The Blaster services provided an efficient means of removal for the filter cake, which together with a coiled-tubing-deployed stimulation treatment, enabled the operator to more than double the well’s production.

In Russia, Well Intervention performed a complex water shutoff intervention for Lukoil in a horizontal well in West Siberia, which was planned for abandonment as it produced only water. The Vantage* modular coiled tubing logging head system was used for the initial and post-treatment production logging measurements to identify the water breakthrough zones and evaluate the efficiency of the water shutoff operation. Once the water producing zones were identified, the water shutoff treatment was performed using a cement slurry solution, accurately placed using two CoilFLATE* coiled tubing inflatable packers. After intervention, the water cut decreased by 30%, which allowed the customer to put the well back in production.

Offshore Nigeria, Well Services deployed OneSTEP* simplified sandstone stimulation system for Star Deep Water Petroleum Limited to overcome increasing skin and declining production on two wells in the 17D formation of the deepwater Agbami field. Prior to the matrix stimulation treatment, formation core samples were taken and analyzed, and the damage mechanism identified as fines migration. The OneSTEP stimulation was then pumped efficiently, as a single-stage fluid, compared to conventional matrix stimulation systems that require several stages. The OneSTEP stimulation treatment effectively remediated the impairment and led to a production improvement in both wells of 90% and 150% respectively, compared to pre-stimulation production rates. The operation was executed safely and exceeded the customer’s expectations.

In French Guiana, Well Services successfully placed 11 extended-length cement plugs of over 350 m each for Shell in exploratory wells in the ultra-deep Zaedyus and Priondontes field. The job execution was flawless, and the results saved Shell over 24 hours of operating time, representing approximately $1.2 million in drillship day rate savings.

In Arkansas, Schlumberger Completions next-generation multistage stimulation technologies were used for BHP Billiton to reduce completion times in the Fayetteville shale play. The combination of KickStart* rupture disc valve and degradable materials technologies eliminated the need for mechanical intervention during the first hydraulic fracturing stage of each well, along with time-consuming plug milling operations.

In Colombia, Schlumberger executed the first multizone, single-selective horizontal openhole gravel pack for Hocol, a subsidiary of Ecopetrol, in order to control sand production and high water cut in a well in the Los Llanos foreland basin. The completion design was based on Sand Management Solutions OptiPAC* Alternate Path‡ systems with oil swell packers and a hybrid inner-selective production string. Wireline Flow Scanner* horizontal well production logging technology enabled a better understanding of reservoir behavior, and provided the production data for each sand to validate successful zonal isolation. The combination of Schlumberger technologies used in this challenging horizontal well helped provide the customer’s asset team with a more robust reservoir characterization leading to improved reservoir management and the addition of new reserves.

Murphy Sabah Oil Co. Ltd. has awarded Schlumberger a four-year contract for the supply of the products and services associated with gravel pack activities offshore Sabah, Malaysia. The contract includes Sand Management Solutions OptiPac Alternate Path systems, Well Services ClearPAC* fluid system for gravel packing, and deployment using the fit-for-purpose DeepSTIM* II stimulation vessel.

CNR International (Côte d’Ivoire) SARL (CNRI) has awarded Schlumberger the completions work on wells planned to be drilled as part of the Baobab Phase 3 project in waters offshore the Ivory Coast. The development includes the installation of completions in six subsea wells. The award covers upper and lower completions including sand screens and gravel packing. In addition, the OptiPAC Alternate Path gravel pack system will be used to ensure complete packing of the long horizontal intervals in a challenging environment.

Offshore Qatar, Schlumberger Completions was awarded a three-year contract by Maersk Oil Qatar AS to provide products and services in the Block-5 field. The award covers permanent downhole gauges, single and multiline flatpacks, control line clamps, and surface hydraulically controllable sliding sleeves and services. The first Schlumberger permanent downhole gauges for Maersk Oil Qatar AS were installed in 1995, and the gauges continue to provide reliable, real-time pressure and temperature data. In total, 188 Schlumberger permanent downhole gauges and sensors with surface data communication systems have been installed in this customer’s offshore field, enabling the real-time remote monitoring of wells for improved reservoir management.

In India, Schlumberger has been awarded a multiple services contract by Oil India Ltd. for the engineering design, drilling and completion of six horizontal wells in the Makum, Deohal and North Hapjan onshore fields. Traditionally, the horizontal wells in these fields have been completed with conventional slotted liners. A key contributing factor for this contract award was the introduction of Schlumberger Completions FluxRITE* inflow control device systems for the reliable control of produced water and improved sand management, allowing the customer to maximize oil recovery. The 18-month contract includes services from Drilling & Measurements, M-I SWACO, Drilling Tools & Remedial, Completions, Artificial Lift and Well Services.

Financial Statements

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Fourth Quarter		Twelve Months
Periods Ended December 31,	2013	2012	2013	2012
Revenue	$11,906	$11,083	$45,266	$41,731
Interest and other income, net (1)	59	35	165	172
Gain on formation of OneSubsea(2)	—	—	1,028	—
Expenses
Cost of revenue(2)	9,283	8,762	35,331	32,885
Research & engineering	304	304	1,174	1,153
General & administrative	111	111	416	405
Merger & integration(2)	—	60	—	128
Impairment & other(2)	—	33	456	33
Interest	97	93	391	340

Income before taxes	2,170	1,755	8,691	6,959
Taxes on income(2)	487	432	1,848	1,700

Income from continuing operations	1,683	1,323	6,843	5,259
Income (loss) from discontinued operations	—	48	(69)	260

Net income	1,683	1,371	6,774	5,519
Net income attributable to noncontrolling interests	19	9	42	29

Net income attributable to Schlumberger	$1,664	$1,362	$6,732	$5,490

Schlumberger amounts attributable to:
Income from continuing operations(2)	$1,664	$1,314	$6,801	$5,230
Income (loss) from discontinued operations	—	48	(69)	260

Net income	$1,664	$1,362	$6,732	$5,490

Diluted earnings per share of Schlumberger
Income from continuing operations(2)	$1.26	$0.98	$5.10	$3.91
Income (loss) from discontinued operations	—	0.04	(0.05)	0.19

Net income	$1.26	$1.02	$5.05	$4.10

Average shares outstanding	1,312	1,328	1,323	1,330
Average shares outstanding assuming dilution	1,326	1,336	1,333	1,339

Depreciation & amortization included in expenses(3)	$930	$930	$3,666	$3,500

1)	Includes interest income of:

Fourth quarter 2013—$11 million (2012—$6 million)

Twelve months 2013—$31 million (2012—$29 million)

2)	See page 14 for details of charges and credits.

3)	Including multiclient seismic data costs.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Dec. 31,	Dec. 31,
	2013	2012
Assets
Current Assets
Cash and short-term investments	$8,370	$6,274
Receivables	11,497	11,351
Other current assets	6,358	6,531

	26,225	24,156
Fixed income investments, held to maturity	363	245
Fixed assets	15,096	14,780
Multiclient seismic data	667	518
Goodwill	14,706	14,585
Other intangible assets	4,709	4,802
Other assets	5,334	2,461

	$67,100	$61,547

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,837	$8,453
Estimated liability for taxes on income	1,490	1,426
Short-term borrowings and current portion of long-term debt	2,783	2,121
Dividend payable	415	368

	13,525	12,368
Long-term debt	10,393	9,509
Postretirement benefits	670	2,169
Deferred taxes	1,708	1,493
Other liabilities	1,169	1,150

	27,465	26,689
Equity	39,635	34,858

	$67,100	$61,547

Net Debt

“Net Debt,” a non-GAAP measure, represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the full year follow:

(Stated in millions)
Twelve Months	2013
Net Debt, January 1, 2013	$(5,111)
Income from continuing operations	6,801
Depreciation and amortization	3,666
Gain on formation of OneSubsea	(1,028)
Charges	608
Pension and other postretirement benefits expense	518
Stock-based compensation expense	344
Pension and other postretirement benefits funding	(527)
Increase in working capital	(27)
Capital expenditures	(3,943)
Multiclient seismic data capitalized	(394)
Dividends paid	(1,608)
Proceeds from employee stock plans	537
Stock repurchase program	(2,596)
Payment for OneSubsea transaction	(600)
Other business acquisitions, net of cash and debt acquired	(610)
Other	(358)
Currency effect on net debt	(115)

Net Debt, December 31, 2013	$(4,443)

Components of Net Debt	Dec. 31, 2013	Dec. 31, 2012
Cash and short-term investments	$8,370	$6,274
Fixed income investments, held to maturity	363	245
Short-term borrowings and current portion of long-term debt	(2,783)	(2,121)
Long-term debt	(10,393)	(9,509)

	$(4,443)	$(5,111)

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Fourth-Quarter Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of non-GAAP measures to the comparable GAAP measures:

	(Stated in millions, except per share amounts)
	Fourth Quarter 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$2,170	$487	$19	$1,664	$1.26
Provision for accounts receivable(1)	152	30	—	122	0.09	Cost of revenue

Schlumberger income from continuing operations, excluding charges & credits	$2,322	$517	$19	$1,786	$1.35

	Fourth Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,755	$432	$9	$1,314	$0.98
Merger and integration costs	60	10	—	50	0.04	Merger & integration
Workforce reduction	33	6	—	27	0.02	Cost of revenue

Schlumberger income from continuing operations, excluding charges & credits	$1,848	$448	$9	$1,391	$1.04

	Twelve Months 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$8,691	$1,848	$42	$6,801	$5.10
Gain on formation of OneSubsea joint venture	(1,028)	—	—	(1,028)	(0.77)	Gain on formation of OneSubsea
Impairment of equity method investments	364	19	—	345	0.26	Impairment & other
Provision for accounts receivable(1)	152	30	—	122	0.09	Cost of revenue
Currency devaluation loss in Venezuela	92	—	—	92	0.07	Impairment & other

Schlumberger income from continuing operations, excluding charges & credits	$8,271	$1,897	$42	$6,332	$4.75

	Twelve Months 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$6,959	$1,700	$29	$5,230	$3.91
Merger and integration costs	128	16	—	112	0.08	Merger & integration
Workforce reduction	33	6	—	27	0.02	Cost of revenue

Schlumberger income from continuing operations, excluding charges & credits	$7,120	$1,722	$29	$5,369	$4.01

There were no charges or credits in the third quarter of 2013.

(1)	Relates to a client in Brazil that filed for bankruptcy.

Product Groups

	(Stated in millions)
	Three Months Ended
	Dec. 31, 2013		Sept. 30, 2013		Dec. 31, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$3,249	$1,031	$3,232	$983	$3,093	$886
Drilling	4,497	880	4,415	894	4,120	688
Production	4,219	730	4,024	707	3,906	581
Eliminations & other	(59)	(37)	(63)	(88)	(36)	(43)

	11,906	2,604	11,608	2,496	11,083	2,112
Corporate & other	—	(197)	—	(179)	—	(180)
Interest income(1)	—	7	—	6	—	6
Interest expense(1)	—	(92)	—	(92)	—	(90)
Charges & credits	—	(152)	—	—	—	(93)

	$11,906	$2,170	$11,608	$2,231	$11,083	$1,755

Geographic Areas

	(Stated in millions)
	Three Months Ended
	Dec. 31, 2013		Sept. 30, 2013		Dec. 31, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$3,649	$716	$3,602	$730	$3,422	$656
Latin America	2,000	425	1,934	399	2,071	377
Europe/CIS/Africa	3,211	725	3,178	714	2,958	579
Middle East & Asia	2,936	767	2,801	730	2,485	549
Eliminations & other	110	(29)	93	(77)	147	(49)

	11,906	2,604	11,608	2,496	11,083	2,112
Corporate & other	—	(197)	—	(179)	—	(180)
Interest income(1)	—	7	—	6	—	6
Interest expense(1)	—	(92)	—	(92)	—	(90)
Charges & credits	—	(152)	—	—	—	(93)

	$11,906	$2,170	$11,608	$2,231	$11,083	$1,755

(1)	Excludes interest included in the Product Groups and Geographic Areas Results.

Product Groups

	(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2013		Dec. 31, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$12,246	$3,647	$11,159	$3,069
Drilling	17,317	3,309	15,892	2,789
Production	15,927	2,619	14,802	2,327
Eliminations & other	(224)	(231)	(122)	(68)

	45,266	9,344	41,731	8,117
Corporate & other	—	(726)	—	(696)
Interest income(1)	—	22	—	30
Interest expense(1)	—	(369)	—	(331)
Charges & credits	—	420	—	(161)

	$45,266	$8,691	$41,731	$6,959

Geographic Areas

	(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2013		Dec. 31, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$13,897	$2,735	$13,535	$2,737
Latin America	7,751	1,589	7,554	1,387
Europe/CIS/Africa	12,366	2,589	11,444	2,245
Middle East & Asia	10,810	2,700	8,775	1,921
Eliminations & other	442	(269)	423	(173)

	45,266	9,344	41,731	8,117
Corporate & other	—	(726)	—	(696)
Interest income(1)	—	22	—	30
Interest expense(1)	—	(369)	—	(331)
Charges & credits	—	420	—	(161)

	$45,266	$8,691	$41,731	$6,959

(1)	Excludes interest included in the Product Groups and Geographic Areas Results.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing 123,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague, and reported revenues from continuing operations of $45.27 billion in 2013. For more information, visit www.slb.com.

# # #

*	Mark of Schlumberger or of Schlumberger Companies.
†	Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. The EcoScope and NeoScope services use technology that resulted from this collaboration.
‡	Alternate Path is a Mark of ExxonMobil Corp and the technology is licensed exclusively to Schlumberger.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, January 17, 2014. The call is scheduled to begin at 8:00 a.m. US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1766 within North America, or +1-612-288-0340 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call, an audio replay will be available until February 17, 2014 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 306544.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial information is available at www.slb.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com